INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Sanford Exploration, Inc.
(an Exploration Stage Company)

We consent to the use in the Annual Report of Sanford Exploration, Inc. (an Exploration Stage Company) on Form 10-KSB to be filed on March 30, 2007 with the Securities and Exchange Commission under the Securities Act of 1934, of our Report of Independent Registered Public Accounting Firm, dated March 15, 2007 on the consolidated balance sheets of Sanford Exploration, Inc. (a Exploration Stage Company) as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the years then ended and for the period from inception on January 9, 2001 to December 31, 2006

TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington
March 30, 2007